Exhibit 10.28

September 26, 2012

Dennis Sheehan

RE: Promotion

Dear Dennis:

Congratulations! This letter is to confirm our discussions and to formally document our agreement on your promotion to Sr. Vice President, Sales and Marketing. The effective date of the change is October 1, 2012.

Your new annual base salary is $250,000.00 and your target incentive under the 2012 Executive Incentive Plan is 60%. These changes will be in effect October 1, 2012.

Also, effective upon board approval, the Company will grant you 50,000 RSUs of the Company’s Common Stock pursuant to the Company’s stock incentive plan and standard stock agreement. The RSUs vest annually over a 3 year period.

Dennis, I’m confident that in your new role as Sr. Vice President, Sales and Marketing you will help drive Immersion to success. Please be reminded that, notwithstanding anything to the contrary in this letter or any other agreement between us, your employment with us is on an “at will” basis, and may be terminated at any time, with or without cause and with or without notice.

Please sign the enclosed copy of this letter in the space indicated as your acceptance of the terms and return it to Human Resources. Your signed acceptance will become our binding agreement with respect to the subject matter of this letter.

Sincerely,

/s/ Victor Viegas
Victor Viegas
President and Chief Executive Officer

Agreed and Accepted

X /s/ Dennis Sheehan	9/26/2012
Dennis Sheehan	Date